UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported:  November 16, 2005

SKY PETROLEUM, INC. (Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-99455 (Commission File Number)	32-0027992 (IRS Employer Identification No.)

Suite 200 - 625 4th Ave. SW Calgary, Alberta, Canada T2P 0K2 (Address of Principal Executive Offices) (Zip Code)

(403) 265-3500
(Registrant’s Telephone Number, including Area Code)

N/A
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Election of New Directors

Under the bylaws of Sky Petroleum, Inc. (the “Company”), the authorized number of directors shall be no fewer than one nor more than seven and the exact number of directors shall be set by resolutions of the board of directors (the “Board”). The bylaws of the Company also provides that vacancies created by the increase in the authorized number of directors may be filed by a majority of the remaining directors.

On November 16, 2005, the Board elected the following four new directors to fill the vacancies resulting from the increase in the number of directors on the Board: Brent D. Kinney, Ian R. Baron, Peter J. Cockcroft and Michael D. Noonan.

On November 16, 2005, the Company issued a press release announcing the election of those four new directors, a copy of which is attached hereto as an Exhibit 99.1.

Nomination to the Committees of the Board

The Company has not designated any committees of the board and, therefore, none of the directors are nominated to the committees of the board.

Arrangements or Understanding to Elect Directors

There are no arrangements or understanding between any of the new directors and other persons, pursuant to which such director was selected as a director.

Related Party Transactions

On November 1, 2005, the Company entered into an employment agreement with Brent D. Kinney (the “Employment Agreement”) where Mr. Kinney was appointed as the chief executive officer of the Company (“CEO”). The following are the material terms and conditions of the Employment Agreement:

Mr. Kinney shall perform the duties and services as CEO beginning on November 1, 2005 for a period of three years.

During his employment, Mr. Kinney shall receive (i) a salary of $17,500 per month or such higher rate as may from time-to-time be agreed between the Company and Mr. Kinney, (ii) an annual bonus in the amount determined by the board of directors of the Company, in its sole discretion, and (iii) options to purchase 1,250,000 shares of common stock of the Company at an exercise price of $1.00 per share, vesting one-third on October 1, 2006, one-third on October 1, 2007 and one-third on October 1, 2008.

The Company may by notice terminate the Employment Agreement, if at any time after October 1, 2006, the two Obligation Wells (as defined in a certain participation agreement) have failed to meet the Company’s expectations and the Sir Abu Nu’ayr exploration program does not provide the Company with commercially useful petroleum assets.

Before Mr. Kinney was appointed as a chief executive officer of the Company, he was retained by the Company as a legal counsel to advise the Company on petroleum matters as of April 1, 2005 and has received legal cost of $53,919 from the Company for these services.

Mr.  Baron is the founding partner of Energy Services Group Dubai (” ESG”), with which the Company entered into the Consulting Agreement dated April 1, 2005 (the “Consulting Agreement”) to retain the services of ESG to assist the Company to evaluate and develop oil and gas opportunities in the Mubarek field area near Abu Musa Island in the Persian Gulf. Pursuant to the Consulting Agreement, EGS receives $1,500 per day for the first five days of a month and $1,250 per day for thereafter in a month from the Company. As a minimum, EGS receives a monthly retainer fee of $7,500 per month. Currently, the Company has incurred fees of $55,175. The Consulting Agreement may be terminated on sixty day notice by each party.

In connection with the appointment of Mr. Michael Noonan as the Vice President Corporate on August 25, 2005, the Company entered into an Independent Contractor Services Agreement and a Confidentiality Agreement for the services of Mr. Noonan as the Vice President Corporate. Under these agreements, the Company anticipates that Mr. Noonan will serve as the Vice President Corporate until July 31, 2006 at a base salary of $10,000 per month. Under the terms of the Confidentiality Agreement, Mr. Noonan is prohibited from disclosing certain confidential information with respect to the Company for a period of five years following the termination of the Independent Contractor Services Agreement. In connection with Mr. Noonan’s appointment as Vice President Corporate, the Company granted Mr. Noonan stock options exercisable to acquire 600,000 shares of common stock exercisable at $1.29 per share of which 200,000 shares vest on April 30, 2006, 200,000 vest on April 30, 2007 and 200,000 shares vest on April 30, 2008.

There are no relationships or transactions in which Mr. Cockcroft has or will have an material interest, or was party, requiring disclosure under Item 4.04(a) of Regulation S-B.

Item 7.01.   Regulation FD Disclosure

On November 16, 2005, the Company released the press release filed herewith as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits

Exhibits

Exhibit No. 99.1	Description Sky Petroleum, Inc. Press Release, dated November 16, 2005

SIGNATURES

        In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKY PETROLEUM, INC.
(Registrant)

Dated: November 16, 2005	By: /s/ Daniel Meyer
Daniel Meyer President